Exhibit 5.1

HUNTON & WILLIAMS LLP ONE BANK OF AMERICA PLAZA SUITE 1400 421 FAYETTEVILLE STREET RALEIGH, NORTH CAROLINA 27601

TEL	919 • 899 • 3000
FAX	919 • 833 • 6352

March 2, 2012

Board of Directors

Hatteras Financial Corp.

110 Oakwood Drive, Suite 340

Winston Salem, North Carolina 27103

Issuance of up to 10,000,000 Shares of Common Stock

Ladies and Gentlemen:

We have served as special counsel to Hatteras Financial Corp., a Maryland corporation (the “Company”), in connection with the offering by the Company of up to 10,000,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”), pursuant to the Registration Statement on Form S-3 (File No. 333-179805) (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on February 29, 2012, which became effective upon filing. The Shares are to be issued pursuant to those certain Sales Agreements, each dated as of February 29, 2012, by and between the Company and Cantor Fitzgerald & Co. and the Company and JMP Securities LLC (the “Sales Agreements”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)	the Company’s Articles of Incorporation, as certified by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) on February 27, 2012 and by the Secretary of the Company on the date hereof (the “Charter”);

(b)	the Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof;

(c)	the form of certificate representing a share of Common Stock, as certified by the Secretary of the Company on the date hereof;

(d)	the resolutions adopted by the board of directors of the Company pursuant to an action by unanimous written consent dated as of February 23, 2012, relating

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES

McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON

www.hunton.com

Board of Directors

Hatteras Financial Corp.

March 2, 2012

to, among other things, the issuance and sale of the Shares (the “Resolutions”), as certified by the Secretary of the Company on the date hereof;

(e)	the Registration Statement;

(f)	the prospectus supplement, dated February 29, 2012, filed with the Commission pursuant to Rule 424(b) under the Securities Act, together with the base prospectus, dated February 29, 2012 (collectively, the “Final Prospectus”);

(g)	executed copies of the Sales Agreements;

(h)	an executed copy of the certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters;

(i)	the certificate of the SDAT as to the due incorporation, existence and good standing of the Company in the State of Maryland dated February 24, 2012 (the “Good Standing Certificate”); and

(j)	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of all signatures and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon all parties.

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT, and has the requisite corporate power and authority to issue the Shares.

Board of Directors

Hatteras Financial Corp.

March 2, 2012

2. The issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Final Prospectus, the Resolutions and the Sales Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion in paragraph 1 with respect to incorporation, existence and good standing of the Company in the State of Maryland is based solely on the Good Standing Certificate. In expressing the opinion in paragraph 2 above, we have assumed that, upon issuance, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of capital stock that the Company has authority to issue under the Charter.

The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland General Corporation Law, we do not express any opinion on such matter.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Final Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Board of Directors

Hatteras Financial Corp.

March 2, 2012

Very truly yours,

/s/ Hunton & Williams LLP